Exhibit 99.1

Kodak Reports 3rd-Quarter 2009 Results; Operational Improvements Drive Positive Cash Generation Before Restructuring

3rd-Quarter Revenue of $1.781 Billion; Company’s Consumer Inkjet Printer and Ink Sales Growth of More than 100% Continues to Significantly Outpace the Market;

Customer Demand Rapidly Increasing for KODAK PROSPER Platform, Based on Breakthrough Stream Inkjet Technology;

Company Ends 3rd Quarter with Cash Balance of $1.147 Billion;

Increasing Sequential Demand and Continued Productivity Improvement Position Kodak for Improved Year-Over-Year Fourth-Quarter Performance; Company Updates Full-Year Financial Targets

ROCHESTER, N.Y.--(BUSINESS WIRE)--October 29, 2009--Eastman Kodak Company (NYSE: EK) today reported third-quarter 2009 results that reflect improved operating performance in a number of businesses, contributing to significant year-over-year improvement in cash performance including positive cash generation before restructuring payments.

The company’s third-quarter results also demonstrate the success of continued focused investments that Kodak is making in new products and core growth businesses, especially consumer and commercial inkjet. Cost containment and more tightly focused spending on research and development also positively contributed to the company’s third-quarter results. Consistent with its seasonal trend, the company expects cash and earnings performance to improve significantly in the fourth quarter of the year.

The company’s ability to achieve significant improvement in fourth-quarter results is predicated upon a modest improvement in the market for its consumer and commercial products, the introduction of new, higher-margin digital cameras and devices, stronger demand for its Prepress products, and the benefits from a number of intellectual property transactions executed in a manner that maximize shareholder value.

“On a sequential basis, the positive trends are clear. Our sales are stabilizing and some businesses are showing real signs of growth in the fourth quarter. That, combined with operational improvements in several of our key product lines, increases our optimism for significant improvement in the fourth quarter, our largest quarter of the year,” said Antonio M. Perez, Chairman and Chief Executive Officer, Eastman Kodak Company. “We also continue to gain significant traction with our new consumer and commercial inkjet businesses, and the productivity improvements that we’ve implemented thus far are helping to drive improved cash performance. We believe all of these factors are sustainable and they give me increased confidence that we are on track for a much improved fourth-quarter performance and achievement of our full-year earnings and cash targets.

“Our consumer inkjet hardware and ink products enjoyed another quarter of revenue growth that exceeded 100 percent, earning us a larger share of the market, and commercial inkjet customer commitments for our PROSPER Press Platform continue to grow rapidly in anticipation of delivery beginning in early 2010. While consumer demand and commercial credit markets remain constrained for the time being, we are well positioned to deliver sustained profitability as the economy improves.”

For the third quarter of 2009:

  Sales worldwide totaled $1.781 billion, a decrease of 26% from $2.405 billion in the third quarter of 2008, including 2% of unfavorable foreign exchange impact. Revenue from digital businesses totaled $1.209 billion, a 26% decline from $1.641 billion in the prior-year quarter, primarily as a result of the global recession and continued restrictions in the credit markets that are dampening commercial printing purchases. Revenue from the company’s traditional business decreased 25% to $572 million, in line with the industry decline.
  The company’s third-quarter loss from continuing operations, before interest expense, other income (charges), net, and income taxes was $81 million, compared with earnings on the same basis of $147 million in the year-ago quarter.

On the basis of U.S. generally accepted accounting principles (GAAP), the company reported a third-quarter loss from continuing operations of $111 million, or $0.41 per share, compared with earnings on the same basis of $101 million, or $0.35 per share, in the year-ago period. Items of net expense that impacted comparability in the third quarter of 2009 totaled $48 million after tax, or $0.18 per share, primarily related to restructuring charges, asset sales, and tax related items. Items of net benefit that impacted comparability in the third quarter of 2008 totaled $40 million after tax, or $0.13 per share, due primarily to certain changes to the company’s post-employment benefits, partially offset by restructuring and rationalization costs. (Please refer to the attached Items of Comparability table for more information.)

Other third-quarter 2009 details:

  Gross Profit was 20.3% of sales, a decline from 27.5% in the year-ago period. This decline in margin was driven by lower intellectual property licensing royalties and unfavorable foreign exchange, partially offset by continued productivity improvements.
  Selling, General and Administrative (SG&A) expenses, on a GAAP basis, were $318 million in the third quarter, down 14%, or $51 million, from $369 million in the year-ago quarter, as a result of company-wide efficiency gains. Excluding a non-cash benefit from a change in the company’s post-employment benefits in the prior year quarter, the company reduced SG&A expenses, relative to the prior year quarter, by $78 million, or 20%.
  Research and Development expenses, on a GAAP basis, were $81 million in the third quarter, down 15%, or $14 million, from $95 million in the year-ago quarter, driven by a focus on investments in core growth businesses. Excluding a non-cash benefit in the prior year quarter, the company reduced R&D expenses, relative to the prior year quarter, by $33 million, or 29%.
  Third-quarter 2009 cash generation, before restructuring payments, was $29 million, compared with cash usage on the same basis of $78 million in the year-ago quarter. This corresponds to net cash used in continuing operations from operating activities on a GAAP basis of $16 million in the third quarter, compared with a net cash usage of $47 million in the third quarter of 2008. As was the case in 2008, the company expects to generate the majority of its cash flow in the fourth quarter of the year, consistent with its historic seasonal pattern.
  Kodak held $1.147 billion in cash and cash equivalents as of September 30, 2009, up from $1.132 billion on June 30. This excludes $575 million of restricted cash that the company deposited in a cash collateral account to be used to fund the previously announced repurchase of Convertible Senior Notes due 2033.

  The company’s debt level stood at $1.748 billion as of September 30, 2009, and includes $575 million in Convertible Senior Notes due 2033, for which the company completed a tender offer on October 19, 2009. As of the tender offer expiration date, approximately 98% of the outstanding 2033 Notes were tendered, representing an aggregate principal amount of approximately $563 million. The company’s debt balance as of September 30, 2009 would have been $1.185 billion if the tender offer for the 2033 Notes had been completed at that date.

Segment sales and earnings from continuing operations before interest, taxes, and other income and charges (segment earnings from operations), are as follows:

  Consumer Digital Imaging Group third-quarter sales were $535 million, a 35% decline from the prior-year quarter, including a decrease in intellectual property royalties. Third-quarter loss from operations for the segment was $89 million, compared with a profit of $24 million in the year-ago quarter. The year-over-year variance was driven by lower intellectual property licensing royalties of $157 million. Excluding the impact of intellectual property royalties, segment earnings improved. This was driven by improved profitability in consumer inkjet systems, including a 128% revenue increase in consumer inkjet printer hardware and ink and lower costs as a result of the company’s move to a more efficient product platform; improved operating performance in Digital Capture & Devices; and reduced SG&A and R&D expenses across the segment.
  Graphic Communications Group third-quarter 2009 sales were $674 million, an 18% decline from the third quarter of 2008. This revenue decrease was primarily driven by a market-related decline of 16% in Prepress Solutions as well as associated declines in workflow. Third-quarter earnings from operations for the segment totaled $10 million, compared with earnings of $22 million in the year-ago quarter. This earnings decline was primarily driven by lower volume, which resulted in unfavorable factory absorption and negative price/mix across several product lines, along with a negative impact from foreign exchange, partially offset by cost reduction efforts across all product lines and significant operational improvements in Electrophotographic Printing Solutions.
  Film, Photofinishing and Entertainment Group third-quarter sales were $572 million, a 25% decline from the year-ago quarter. Third-quarter earnings from operations for the segment were $47 million, compared with earnings of $77 million in the year-ago period. The decrease in earnings was driven by industry-related declines in volumes, negative price/mix, and unfavorable foreign exchange, partially offset by significant operational improvements in Traditional Photofinishing, cost reductions across the segment, and improvement in raw material costs.

2009 Outlook

Kodak today provided an updated outlook regarding its targets for 2009 performance, recognizing the ongoing uncertainty created by the global economic environment.

  For the full year, Kodak now expects its total revenue decline rate to be at the high end of the previously forecasted range of 12% to 18%, due, in part, to results to date and to the company’s increased focus on cash and earnings.
  Kodak is targeting 2009 segment earnings that will be within the previously communicated range of $0 to $200 million. Correspondingly, the company previously forecasted 2009 GAAP loss from continuing operations of $200 million to $400 million, and continues to forecast that GAAP results will be at the low end of that range, reflecting its latest assessment of restructuring charges, interest expense, and interest income.
  For full-year 2009, the company reiterates its goal to achieve positive cash generation before restructuring payments. This corresponds to a 2009 goal of net cash used in continuing operations from operating activities on a GAAP basis of not more than $250 million.

As noted earlier, the company’s ability to achieve significant improvement in fourth-quarter results, and its goals for the year, is predicated upon a modest market improvement, the introduction of new, higher-margin digital cameras and devices, stronger demand for its Prepress products, and the benefits from a number of intellectual property transactions.

Form 10-Q and Conference Call Information

The Management Discussion & Analysis document that typically is filed with the company's earnings news release is included as part of the company's Form 10-Q filing. You may access this document one of two ways:

1) Visit Kodak's Investor Center page at: www.kodak.com/go/invest and click on SEC filings

2) Visit the U.S. Securities and Exchange Commission EDGAR website at: www.sec.gov/edgar.shtml and access Eastman Kodak under Company Filings

In addition, Antonio Perez and Kodak Chief Financial Officer Frank Sklarsky will host a conference call with investors at 11:00 a.m. Eastern Time today. To access the call, please use the direct dial-in number: +1 480-629-9771, ID 4161485#. There is no need to pre-register.

The call will be recorded and available for playback by 2:00 p.m. Eastern Time on Thursday, October 29 by dialing +1 303-590-3030, ID 4161485#. The playback number will be active until Thursday, November 5 at 5:00 p.m. Eastern Time.

For those wishing to participate via the webcast, please access our kodak.com Investor Relations webpage at: http://www.kodak.com/go/invest. The webcast audio will be archived and available for replay on this site approximately one hour following the live broadcast.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may be forward-looking in nature, or "forward-looking statements" as defined in the United States Private Securities Litigation Reform Act of 1995. For example, references to the Company's expectations regarding the following are forward-looking statements: revenue; revenue growth; earnings; cash generation; increased demand for Kodak products, including commercial printing products, and digital cameras and devices; new product introductions; and potential revenue, cash and earnings from intellectual property licensing.

Actual results may differ from those expressed or implied in forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks, uncertainties, assumptions and factors specified in Kodak's Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, September 30, 2009 and the 8-K filed on September 16, 2009 under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Cautionary Statement Pursuant to Safe Harbor Provisions the Private Litigation Reform Act of 1995" and in other filings Kodak makes with the SEC from time to time. Kodak cautions readers to carefully consider such factors. Many of these factors are beyond Kodak's control. In addition, any forward-looking statements represent Kodak 's estimates only as of the date they are made, and should not be relied upon as representing Kodak's estimates as of any subsequent date. While Kodak may elect to update forward-looking statements at some point in the future, Kodak specifically disclaims any obligation to do so, even if its estimates change.

Any forward-looking statements in this press release should be evaluated in light of the factors and uncertainties referenced above and should not be unduly relied upon.

Eastman Kodak Company

Third Quarter 2009 Results

Non-GAAP Reconciliations

Within the Company's third quarter 2009 earnings release, reference is made to certain non-GAAP financial measures, including “Cash Generation before Restructuring Payments”, “Revenue from Digital Businesses”, “Revenue from Traditional Businesses”, “SG&A Expenses Excluding a Non-Cash Benefit from a Change in the Company’s Postemployment Benefits in the Prior Year Quarter”, “R&D Expenses Excluding a Non-Cash Benefit From a Change in the Company’s Postemployment Benefits in the Prior Year Quarter”, and “Segment Earnings”.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow on a year-over-year basis.

The following reconciliations are provided with respect to terms used in the October 29, 2009 press release.

The following table reconciles positive cash generation before restructuring payments to the most directly comparable GAAP measure of net cash (used in) provided by continuing operations from operating activities (amounts in millions):

	Three Months Ended
	9/30/2009	9/30/2008	Change

Cash generation (usage) before restructuring payments, as presented	$ 29	$ (78)	$ 107
Cash restructuring payments	(40)	(21)	(19)
Cash generation (use)	(11)	(99)	88
Proceeds from sales of businesses/assets	(41)	(3)	(38)
Free cash flow	(52)	(102)	50
Additions to properties	36	55	(19)
Net cash (used in) provided by continuing operations from operating activities (GAAP basis), as presented	$ (16)	$ (47)	$ 31

The following table reconciles revenue from digital businesses and revenue from traditional businesses to the most directly comparable GAAP measure of total company revenue (dollar amounts in millions):

	Three Months Ended
	9/30/2009	9/30/2008	Decline

Revenue from digital businesses, as presented	$ 1,209	$ 1,641	-26%
Revenue from traditional businesses, as presented	572	764	-25%
Total company revenue (GAAP basis), as presented	$ 1,781	$ 2,405	-26%

The following table reconciles selling, general and administrative (SG&A) expenses excluding a non-cash benefit from a change in the Company’s postemployment benefits in the prior year quarter to the most directly comparable GAAP measure of SG&A expenses, as presented (dollar amounts in millions):

	Three Months Ended
	9/30/2009	9/30/2008	Change	% Change

SG&A expenses excluding a non-cash benefit from a change in the Company's postemployment benefits in the prior year quarter, as presented	$ 318	$ 396	$ (78)	-20%
Non-cash benefit from a change in the Company's postemployment benefits in the prior year quarter	-	(27)	27	-100%
SG&A expenses (GAAP basis), as presented	$ 318	$ 369	$ (51)	-14%

The following table reconciles research and development (R&D) expenses excluding a non-cash benefit from a change in the Company’s postemployment benefits in the prior year quarter to the most directly comparable GAAP measure of R&D expenses, as presented (dollar amounts in millions):

	Three Months Ended
	9/30/2009	9/30/2008	Change	% Change

R&D expenses excluding a non-cash benefit from a change in the Company's postemployment benefits in the prior year quarter, as presented	$ 81	$ 114	$ (33)	-29%
Non-cash benefit from a change in the Company's postemployment benefits in the prior year quarter	-	(19)	19	-100%
R&D expenses (GAAP basis), as presented	$ 81	$ 95	$ (14)	-15%

The following table reconciles segment earnings forecast to the most directly comparable GAAP measure of loss from continuing operations forecast (amounts in millions):

2009
Forecast

Segment earnings, as presented	$0-$200
Restructuring costs, rationalization and other	(300)-(250)
Provision for income taxes	(90)-(60)
Interest expense, net	~(115)
Loss from continuing operations (GAAP basis), as presented	$(400)-$(200)	*

* The company expects full-year 2009 loss from continuing operations (GAAP basis) at the low end of the range.

The following table reconciles cash generation before restructuring payments goal to the most directly comparable GAAP measure of net cash (used in) provided by continuing operations from operating activities goal (amounts in millions):

		2009
		Goal

Cash generation before restructuring payments	Greater than	$ 0	*
Cash restructuring payments		(275) - (225)
Cash generation (use)	Greater than	(275)
Proceeds from sales of businesses/assets		(150)
Free cash flow	Greater than	(425)
Additions to properties		175
Net cash (used in) provided by continuing operations from operating activities (GAAP basis)	Greater than	$ (250)

* The company expects full-year 2009 cash generation (usage) before restructuring cash payments to be positive, as presented.

As previously announced, the Company will only report its results on a GAAP basis, which will be accompanied by a description of non-operational items affecting its GAAP quarterly results by line item in the statement of operations. The Company defines non-operational items as restructuring and related charges, gains and losses on sales of assets, certain asset impairments, the related tax effects of those items and certain other significant pre-tax and tax items not related to the Company’s core operations. Non-operational items, as defined, are specific to the Company and other companies may define the term differently. The following table presents a description of the non-operational items affecting the Company's quarterly results by line item in the statement of operations for the third quarter of 2009 and 2008, respectively.

	3rd Quarter
	2009		2008
(in millions, except per share data)
	$	EPS	$	EPS

(Loss) earnings from continuing operations - GAAP	$ (111)		$ 101
Interest on convertible securities	-		5
Adjusted (loss) earnings from continuing operations available to common stockholders	(111)	$(0.41)	106	$ 0.35

Items of Comparability - Expense/(Income):
Restructuring charges (COGS)	2	0.01	4	0.01
Restructuring charges (Restructuring, rationalization and other)	33	0.12	48	0.16
Total restructuring and rationalization charges	35	0.13	52	0.17
Changes to post-employment benefit plans (COGS)	-	-	(48)	(0.16)
Legal contingency (COGS)	-	-	10	0.04
Changes to post-employment benefit plans (SG&A)	-	-	(27)	(0.09)
Changes to post-employment benefit plans (R&D)	-	-	(19)	(0.06)
Losses on asset sales (Other operating income/(expense), net)	10	0.04	3	0.01
Tax impacts of the above items, net ((Benefit) provision for income taxes)	(3)	(0.01)	(7)	(0.03)
Total Items of comparability, net of tax, before discrete tax items	42	0.16	(36)	(0.12)
Other discrete tax items ((Benefit) provision for income taxes)	6	0.02	(4)	(0.01)
Total Items of comparability, net of tax	$ 48	0.18	$ (40)	(0.13)

CONTACT:
Kodak
Financial Media:
David Lanzillo, +1 585-781-5481
david.lanzillo@kodak.com
or
Christopher Veronda, +1 585-724-2622
christopher.veronda@kodak.com
or
Investor Relations:
Ann McCorvey, +1 585-724-5096
antoinette.mccorvey@kodak.com
or
Angela Nash, +1 585-724-0982
angela.nash@kodak.com